EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated September 3, 2019 is entered into by and among Acacia Research Group LLC, a Texas limited liability company ("Acacia”), Acacia Research Corporation (the “Company”) and Clifford Press (“You”), on the following terms and conditions.

BACKGROUND

Acacia, the Company and You desire to enter into this Agreement, subject to the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, Acacia and You, intending to be legally bound, hereby agree as follows:

1.    Position and Responsibilities. You will be employed as Chief Executive Officer of the Company and serve as a member of the Board of Directors of the Company (the “Board”) with duties, responsibilities and authorities commensurate with such positions, reporting directly and exclusively to the Board. The start date at which You will begin employment at Acacia will be September 3, 2019 (“Start Date”). You agree that, at all times during your employment hereunder, You will be subject to and comply with Acacia's personnel policies including Acacia's Insider Trading Policy (attached hereto as Exhibit A), Sexual Harassment Policy and general Harassment Policy (attached hereto as Exhibits B-1 and B-2, respectively) and Employee Handbook, all as may be modified from time to time. You will devote substantially all of your working time and efforts to Acacia's business; provided that, so long as such activities do not materially interfere with Your duties to the Company, You shall be permitted to (a) serve on civic and charitable boards, (b) manage personal, financial and legal affairs and investments and (c) serve on at least one additional for profit board of directors (and any committees related thereto); provided, further, that in all events you shall be permitted to continue to engage in the activities set forth on Schedule A. The Company shall adopt, and You agree to be subject to and comply with, policies related to Your outside business activities, which policies shall also address any fees You may receive during the term of Your employment in connection with serving on boards or committees of any third party entities.

2.    Employment. Your employment will be at-will and may be terminated by Acacia or You for any reason. This at-will arrangement cannot be changed during your employment, unless agreed to in writing by the Board.

3.    Compensation. For all services rendered by You pursuant to this Agreement, Acacia will pay You, subject to your adherence to all of the terms of this Agreement, and You will accept as full compensation hereunder, the following:

3.1 Salary. Acacia will pay You an annual salary of $475,000, which shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually for increase, but not decrease (such salary as increased from time to time (the “Salary”). The Salary will be subject to all appropriate federal and state withholding taxes and will be payable bi-weekly, in accordance with the normal payroll procedures of Acacia. In addition, within 15 days of the Start Date, Acacia will pay you $79,166.66 in consideration for services provided by You on behalf of the Company from July 1, 2019 through the date hereof.

3.2 Discretionary Bonus. At the end of each calendar year, if employed at Acacia, You will be eligible for a discretionary cash bonus of between 50% and 150% of the Salary, with a target bonus of 100% of Your Salary (the “Target Bonus”), based on the achievement of operational and strategic performance goals established by the Committee in consultation with You. For calendar year 2019, (a) the performance goals established by the Committee shall be strategic, (b) the bonus paid shall be prorated based on the number of days that You were employed during the year commencing on the Start Date, and (c) the bonus shall be paid to You no later than December 31, 2019. Except as provided in the immediately preceding sentence, such discretionary annual bonus will be evaluated and paid (if applicable) no later than the end of the month following the calendar year to which such bonus relates. The discretionary annual bonus will be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll procedures of Acacia.

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3.3 Restricted Stock Units. As of the date hereof, You will be granted restricted stock units of the Company (Nasdaq: ACTG) having a grant date fair value of $650,000 on the terms and conditions (including the vesting terms) set forth on Exhibit RS (the “Initial Equity Grant”).

3.4 Inducement Payment. In consideration for Your agreement to accept Your position with Acacia and to relinquish various positions that You currently hold with other organizations, Acacia shall pay to you a lump sum cash payment of $350,000, of which $150,000 has been paid to you prior to the date hereof and of which the remaining $200,000 shall be paid to you within 15 days of the Start Date. The payment described in the immediately preceding sentence will be subject to all appropriate federal and state withholding taxes in accordance with the normal payroll procedures of Acacia.

3.5 Benefits and Perquisites. Acacia will make benefits available to You, including, but not limited to, health, death and disability insurance, and the like, to the extent and on the terms made available to other similarly situated executives of Acacia. This provision does not alter Acacia's right to modify or eliminate any employee benefit and does not guarantee the continuation of any kind or level of benefits. Except to the extent otherwise expressly provided herein, all such benefits will cease upon the termination of your employment under this Agreement.

3.6 Termination. The employment relationship between You and Acacia created hereunder will terminate upon the occurrence of any one of the following events:

3.7 Death or Permanent Disability. Acacia may terminate this Agreement and any further obligations to You if You die or, due to physical or mental disability, You are, for a period in excess of 90 consecutive days or 120 days in any 180 day period, either (a) unable to reasonably and effectively carry out your duties with reasonable accommodations by Acacia or (b) unable to reasonably and effectively carry out your duties because any reasonable accommodation which may be required would cause Acacia undue hardship. In the event of a disagreement concerning your perceived disability, You will submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of your disability, one selected by You, one selected by Acacia, and one selected by both such physicians. The majority decision of such three physicians will be final and binding on the parties.

3.8 Termination for Cause. Your employment may be terminated at any time with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(a)  Your willful refusal to substantially perform your duties hereunder, or willful breach any of your material obligations under this Agreement;

(b)  Your willful misconduct or gross negligence, which is likely to have the effect of demonstrably injuring the reputation, business or business relationship of Acacia;

(c)  You are convicted of or plead guilty or nolo contendre to any criminal offense, or felony; or

(d)  You embezzle or steal any of Acacia's funds or assets or commit any act of fraud with respect to any aspect of Acacia's business;

provided that Cause shall not apply to any act or omission described above unless the Board provides written notice of the act or omission and, with respect to clauses (a) or (b), the act or omission is cured within 10 days after receipt of such notice. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or reasonably based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by You in good faith and in the best interests of the Company and no act or failure to act on Your part shall be considered “willful,” so long as you reasonably believed that such action, or failure to act, was in the best interests of the Company.

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3.9 Resignation by You with or without Good Reason. You may resign at any time without Good Reason upon providing the Company with 30 days prior written notice. You may resign at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Your prior written consent:

(a) A material reduction in Your Salary or Target Bonus (provided, that so long as the Target Bonus is in the range set forth in Section 3.2, there shall be no deemed “material reduction” in such Target Bonus even if the amount of the potential Target Bonus to be earned by You in a given year is less than the amount of the potential Target Bonus to be earned by you in the prior year);

(b) A change in Your title(s) or reporting relationship or a material reduction in your duties, responsibilities or authorities;

(c) A relocation of Your principal place of business from Manhattan, NY; or

(d) A material breach of this Agreement;

Your termination of employment will not be for Good Reason unless (1) You notify the Company in writing of the existence of the condition that You believe constitutes Good Reason within 60 days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (3) so long as the Company acknowledges in writing the existence of Good Reason by the end of the Remedial Period, You actually terminate employment within 30 days following the expiration of the Remedial Period and before the Company remedies such condition. If the Company does not acknowledge the existence of Good Reason by the end of the Remedial Period, You shall only be required to resign for Good Reason within two years after the end of the Remedial Period, unless at any time during such two year period the Company provides written notice to You that Good Reason exists in which case You shall have 30 days from Your receipt of such notice to resign for Good Reason.

4.    Compensation Upon Termination.

4.1  Termination for Any Reason. Upon termination of your employment under this Agreement for any reason, the Company or one of its affiliates shall pay You: (i) unpaid salary earned through the date of termination; (ii) for any vacation time earned but not used as of the date Your employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, in accordance with the Company’s and its affiliates policies and procedures, for business expenses incurred by You but not yet paid to You as of the date Your employment terminates; (iv) except in the case of a termination by the Company and its affiliates for Cause, Your annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which You are entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i)-(v) collectively, the “Accrued Obligations”).

4.2  Other Than Cause/For Good Reason. Upon termination of your employment under this Agreement by the Company and its affiliates other than for Cause, Death or Disability or by You for Good Reason, in addition to the Accrued Obligations, subject to Your execution and non-revocation of a release in the form attached hereto as Exhibit A and Your compliance with the restrictive covenants in Sections 5 through 8 below, You will be entitled to (i) a severance payment equal to the product of (A) 1.5 and (B) Your Salary (provided that if such termination occurs within one (1) year following a Change in Control (as defined on Exhibit CIC), such amount shall be equal to the product of (A) two and (B) sum of (1) Your Salary and (2) the Target Bonus), which severance payment shall be paid in 18 monthly installments commencing on the 60th day following Your date of termination, (ii) a payment in an amount equal to the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days in the year in which the date of termination occurs through the date of termination (or if the termination occurs in 2019 the number of days in the year from the Start Date until the date of termination) and the denominator of which is 365 (the “Pro Rata Bonus”), which payment shall be paid in 18 monthly installments commencing on the 60th day following Your date of termination, and (iii) to the extent that You participate in Acacia’s health programs, the Company shall pay You an amount in cash, on a monthly basis, equal to the employer portion of the premiums for Your health plan benefits for You and Your eligible dependents for a period of 18 months commencing on Your date of termination (the “Health Benefits”). In addition, upon a termination by the Company without Cause or a resignation by You for Good Reason, in each case if such termination occurs within one (1) year following a Change in Control, with respect to the Initial Equity Grant, You will immediately be deemed to have satisfied any time-based and performance-based vesting requirements (the “Equity Benefits”).

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4.3  Death/Disability. Upon termination of Your employment under this Agreement by reason of Your death or Disability, in addition to the Accrued Obligations, You (or Your estate or guardian, as applicable) shall be paid or provided the Pro Rata Bonus and the Health Benefits.

4.4  Remedy. Should Acacia terminate your employment for Cause, and it is later determined that Acacia did not have Cause for the termination, then Acacia’s decision to terminate You will be deemed to have been made without Cause and Acacia will pay You the compensation as set forth in this Agreement, as your sole and exclusive remedy.

5.    Confidentiality.

5.1  Confidential Information. Acacia and You recognize that You will acquire certain confidential and proprietary information relating to Acacia's business and the business of Acacia's affiliates. Such confidential and proprietary information is information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Confidential Information"). Confidential Information may include, without limitation, the following: business plans, projections, information (including, without limitation, privileged information) relating to any litigation or other proceeding to which Acacia or any of its affiliates are parties to, planning and strategies, marketing plans, materials, pricing, programs and related data, product information, services, budgets, acquisition plans, the names or addresses of any employees, independent contractors or customers, licensing strategy, statistical data, financial information or arrangements, manuals, forms, techniques, know-how, trade secrets, software, any method or procedure of Acacia's business, whether developed by Acacia or developed, or contributed to, by You during the course of your employment, or made available to You by Acacia or any of Acacia's affiliates in the course of your employment, or any market development, research or expansion projects, business systems and procedures and other confidential business and proprietary information. Confidential Information may be contained in written materials, verbal communications, the unwritten knowledge of employees, or any other tangible medium, such as tape, computer, or other means of electronic storage of information.

5.2  Obligation of Confidentiality. You acknowledge and agree that (a) all of the Confidential Information constitutes special, unique and valuable assets of Acacia and trade secrets, the disclosure of which would cause irreparable harm and substantial loss to Acacia and/or its affiliates. In view of the foregoing, You agree that at no time will You, directly or indirectly, and whether during or after your employment with Acacia, use, reveal, disclose or make known any Confidential Information without specific written authorization from or written direction by Acacia. You further agree that, immediately upon termination or expiration of your employment for any reason whatsoever, or at any time upon request by Acacia, You will return to Acacia all Confidential Information. Notwithstanding the foregoing, any restriction on Your use, disclosure, or conveyance of Confidential Information shall not apply to (i) any Confidential Information that enters the public domain through no fault of Yours or any person affiliated with You; (ii) any Confidential Information that You are required to disclose pursuant to applicable law or legal process, an order of a court of competent jurisdiction or a government agency having appropriate authority, solely to the extent necessary to comply with such order; and (iii) any use or disclosure, during the course of Your service with Acacia of Confidential Information made necessary by the proper conduct of the business of Acacia and consistent with the instructions of Acacia. Nothing in any code, agreement, manual or in any other policies, procedures or agreements of Acacia or its affiliates shall prohibit or restrict You or Your counsel from providing information in connection with: (a) any disclosure of information required by law or legal process; (b) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity or self-regulatory organization (collectively “Government Agencies”) (c) filing a charge or complaint with Government Agencies; (d) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively the “Whistleblower Statutes”); or (e) from initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (a) through (e).  You are not required to advise or seek permission from Acacia or its affiliates before engaging in any activity set forth in (a) through (e).  Further, Acacia and its affiliates do not in any manner limit Your right to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes. In no event shall You be prohibited from disclosing Confidential Information to Your legal advisors or from providing information regarding Your compensation or the terms of this Agreement to any financial or tax advisors.

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6.    Intellectual Property. You agree that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to intellectual property owned or controlled by Acacia or its affiliates or subsidiaries, whether patentable, copyrightable or not, which are made, developed, created, contributed to, reduced to practice, or conceived by You, whether solely or jointly with others, in connection with your employment with Acacia (collectively, the “Intellectual Property”) will be and remain the exclusive property of Acacia, and, to the extent applicable, a “work made for hire,” and Acacia will own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By your execution of this Agreement, You hereby irrevocably and unconditionally assign to Acacia all right, title and interest in any such Intellectual Property. You further agree to take all such steps and all further action as Acacia may reasonably request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as Acacia may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to Acacia or its successors and assigns. You further agree promptly and fully to disclose any Intellectual Property to the officers of Acacia and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by You and, upon termination, or expiration of your employment with Acacia, to turn over to Acacia all such Material. Any intellectual property which was developed by You prior to the date of this agreement, or which is developed by You during or after the termination of this Agreement and is not in any way related to any of Acacia's or any of its subsidiaries' or affiliates' intellectual property, will be owned by You.

7.    Other Activities, Non-Solicitation. During the term of this Agreement, You will not engage in any activities that are competitive with Acacia, or any of its affiliates or subsidiaries, or that would result in a conflict of interest. In the event of the termination of your employment for any reason, You, for a period of one year will not: (a) solicit for employment and then employ any employee of Acacia or any of its affiliates or subsidiaries or any person who is an independent contractor involved in any of its affiliates or subsidiaries; (b) make any public statement concerning Acacia, or any of its affiliates or subsidiaries, or your employment, unless previously approved by Acacia, except as may be required by law or as otherwise provided in Section 8 below; or (c) induce, attempt to induce or knowingly encourage any Customer of Acacia or any of its affiliates or subsidiaries to divert any business or income from Acacia or any of its affiliates or subsidiaries or to stop or alter the manner in which they are then doing business with Acacia or any of its affiliates or subsidiaries. In addition, in the event of the termination of your employment for any reason, You, for a period of two years will not serve as a director, officer, employee or consultant to any public company engaged in the business of acting as a patent assertion entity (“PAE”); provided that (i) You may be employed by or provide services to an affiliated group that has a business unit that acts as a PAE, which business unit comprises no more than fifteen percent (15%) of such affiliated group’s overall business as measured by revenue, provided that You do not provide any direct services to the business unit (for the avoidance of doubt, it shall not be a violation of this Agreement for You to render services to a different business unit or to serve the parent of such business unit), and comply with Your obligations with respect to the Company’s Confidential Information and (ii) You may become employed by or provide services to any private equity fund, hedge fund, or other similar investment vehicle that invests in or holds a position in a public entity that acts as a PAE, provided that Your services to such investment vehicle or its managers or advisors do not involve investment or management decisions with respect to any of such investment vehicle’s public portfolio companies engaged as PAEs and You do not use any of the Company’s Confidential Information. The term “Customer” will mean any individual or business firm that was or is a customer, client, licensee and/or licensor of, or one that was or is a party in an investor agreement with, or whose business was actively solicited by, Acacia or any of its affiliates or subsidiaries at any time, regardless of whether such customer was generated, in whole or in part, by your efforts.

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8.    Non-Disparagement. Because Acacia’s and its affiliates’ respective businesses involve a significant amount of third party litigation, You and other employees of Acacia will, from time-to-time during your employment under this Agreement, be in possession of privileged and/or sensitive information, which if used or disclosed in a manner adverse to Acacia and/or its affiliates would have a material and adverse effect on Acacia and/or its affiliates. Accordingly, during Your employment with Acacia or any of its subsidiaries and at all times thereafter, You agree not to (i) make any statements outside of Acacia (whether directly or through any other person or entity, and whether orally or in writing) that disparage, denigrate or malign Acacia or any of its affiliates or any of their respective businesses, activities, operations or the reputations of any of their respective directors, officers, managers, employees, representatives, owners or equityholders, or (ii) voluntarily participate, assist or testify in any legal proceeding against Acacia. This Non-Disparagement provision will not apply (1) if You are compelled to testify in a legal proceeding, solely with respect to the specific information that You are compelled to include in such testimony, (2) if in connection with You filing a charge with, participating in a proceeding before or otherwise communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission, (3) in connection with any arbitration claim, or other proceeding brought by You, or in which You are a plaintiff, against Acacia or any of its affiliates or any of their respective directors, officers, managers, employees, representatives, owners or equityholders, or (4) to the extent precluded by applicable law.

9.    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief without the need for an undertaking in order to enforce or prevent any violations of the provisions of this Agreement.

10.  Assignment. This Agreement is personal to You and may not be assigned in any way by You without the prior written consent of Acacia. Any such attempted assignment without Acacia's written consent will be void.

11.  Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions will remain in full force and effect. Moreover, any provision so affected will be limited only to the extent necessary to bring the Agreement within the applicable requirements of law.

12.  Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

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13.  Arbitration. Except as otherwise set forth in Section 9 above, any controversy, claim or dispute arising out of or in any way relating to this Agreement, the alleged breach thereof, and/or your employment with Acacia or its termination including, without limitation, claims for breach of any express or implied contract, tort claims, claims for violation of any federal, state or other governmental law, statute, ordinance, Executive Order or regulation, and any and all claims for employment discrimination or harassment, will be determined by binding arbitration administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes ("Rules") which are in effect at the time of the arbitration. In reaching a decision, the arbitrator will have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration will be commenced and heard in New York County, New York. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of New York or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator will issue a written decision explaining his/his award. Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s). The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, the terms of any permanent injunction, will be determined by arbitration under this paragraph. Notwithstanding the foregoing, claims for workers' compensation benefits, unemployment compensation benefits, or claims based upon an employee benefit plan which provides by its own terms for arbitration are exempted from the provisions of this Paragraph. In any arbitration hereunder, the parties will each pay for their costs and attorneys' fees, if any. However, if either party prevails on a statutory claim which entitles the prevailing party to attorneys' fees, the arbitrator may award reasonable attorneys' fees to the prevailing party in accordance with that statute. If any claim or class of claim is determined by applicable law not to be subject to arbitration, this Agreement to arbitrate will remain in full force and effect with respect to all other claims asserted between the parties.

14.  Entire Agreement, Amendment and Waiver. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Acacia and You, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Waiver of any provision of this Agreement, or any breach thereof, will not be deemed to be a waiver of any other provision or any subsequent alleged breach of this Agreement.

15.  Survival and Counterparts. The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement will survive the termination of this Agreement. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument

16.  Stock Purchase Right. The Company hereby consents to Your purchase of up to 7.5 percent of the Company’s common stock (subject to your compliance with the Company’s blackout policies and any other prohibition on purchasing securities while in possession of material non-public information) and shall take such actions as may be necessary to permit such purchases under the Company’s Tax Benefits Preservation Plan.

17.  Clawback, Stock Ownership and Holding Period Requirements. Notwithstanding any other provision in this Agreement to the contrary, You shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, relating to recoupment or “clawback” of incentive compensation.

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18.    Section 280G Cutback.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject You to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b)   If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give You notice to that effect and a copy of the detailed calculation thereof, and You may then elect, in Your sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount).  All determinations made by the Accounting Firm under this Paragraph shall be binding upon the Company and its affiliates.  In connection with making determinations under this Paragraph, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by You before or after the Change in Control, including any non-competition provisions that may apply to You and the Company and its affiliates shall cooperate in the valuation of any such services, including any non-competition provisions.

(c)  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company or its affiliates to or for Your benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for Your benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or You which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for Your benefit shall be repaid by You to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which You are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for Your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. All fees and expenses of the Accounting Firm in implementing the provisions of this Paragraph shall be borne by the Company.

(d)  The following terms shall have the following meanings for purposes of this Paragraph. (1)  A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise; (2)  “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Paragraph); (3)  “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify, in your sole discretion, as likely to apply to you in the relevant tax year(s); (4)  “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC or such other nationally recognized accounting firm selected by you; (5)  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (6) “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

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19.    Section 409A. To the extent (i) any payments to which You become entitled under this agreement, or any agreement or plan referenced herein, in connection with Your termination of employment with the Company and its affiliates, constitute deferred compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”) and (ii) You are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A) with the Company and its affiliates and (ii) the date of Your death following such separation from service, provided, however, that such deferral shall be effected only to the extent required to avoid adverse tax treatment to You, including (without limitation) the additional twenty-percent (20%) tax for which You would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to You or Your beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, so that those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. All references to termination of employment or similar terms shall be deemed to mean separation from service within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to You during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to You in any other calendar year, (y) the Company or its affiliates will reimburse You for expenses for which You are entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred or, if earlier, within 30 days after You have substantiated the expense, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACACIA RESEARCH GROUP LLC

By:	/s/ Marc W. Booth

Name: Marc W. Booth

Its: CEO and President

ACACIA RESEARCH CORPORATION

By:	/s/ Maureen O’Connell

Name: Maureen O’Connell

Its: Chairman

/s/ Clifford Press
Clifford Press

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EXHIBIT RS

Initial Equity Grant

The restricted stock units granted pursuant to the Initial Equity Grant shall vest in accordance with the following schedule: (i) 80,000 restricted stock units shall vest on September 3, 2022 (the “Vesting Date”) if the Company achieves a total shareholder return (“TSR”) compound annual growth rate (“CAGR”) of 8.0% during the performance period starting on September 3, 2019 and ending on the Vesting Date (the “Performance Period”), (ii) 140,000 additional restricted stock units shall vest on the Vesting Date if the Company achieves a TSR CAGR of 12.0% during the Performance Period, and (iii) 230,000 additional restricted stock units shall vest on the Vesting Date if the Company achieves a TSR CAGR of 16.0% during the Performance Period.

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